Exhibit 99.1

Market Opportunities

We participate globally in the rehabilitation, pain management, bone growth stimulation and reconstruction segments of the orthopedic device market. According to certain industry sources, in the United States alone, these segments accounted for greater than $10 billion of total industry sales in 2013. We also participate globally in the vascular compression therapy market, which accounted for greater than $1 billion in 2013. We believe that several factors are driving growth in our target markets, including the following:

•	Favorable demographics. An aging population is driving growth in our target markets for orthopedic and vascular therapy products. Many conditions that result in rehabilitation, physical therapy or orthopedic surgery are more likely to affect people in middle age or later in life. According to 2014 United States Census Bureau—International Data Base data, the aging baby boomer generation will result in the percentage of the North American population aged 65 and over to grow from 14.8% in 2014 to 17.1% in 2020 and to 20.7% by 2030. In Western Europe, the population aged 65 and over is expected to grow from 19.5% in 2014 to 21.4% in 2020 and to 25.4% by 2030. In addition, according to 2014 United States Census Bureau—International Data Base data, the average life expectancy in North America was 79.7 years in 2014 and is expected to grow to 81.9 years by 2030. In Western Europe, the average life expectancy was 81.1 years in 2014 and is expected to grow to 82.5 years by 2030. As life expectancy increases, we believe people will remain active longer, causing the number of injuries requiring orthopedic rehabilitation, bone growth stimulation and reconstructive implants to increase. Additionally, aging population, growing prevalence of diabetes and increasing incidence of obesity are all contributing factors related to vascular conditions and diseases, as well as chronic wounds including diabetic foot ulcers and venous leg ulcers. The increase in awareness of venous diseases, aided by campaigns from various venous disease forums, societies and educational materials, and the use of compression therapy products as a preventive measure is also expected to encourage market growth. The International Diabetes Foundation, or IDF, estimated that in the United States alone, 25 million people had diabetes in 2013, with approximately 380 million worldwide.

•	Shift toward non-surgical rehabilitation devices and at-home physical therapy. We believe the growing awareness and clinical acceptance by healthcare professionals of the benefits of non-surgical, non-pharmaceutical treatment and rehabilitation products, combined with the increasing interest by patients in rehabilitation solutions that minimize risk and recuperation time and provide greater convenience, will continue to drive demand for these products. For example, transcutaneous electrical nerve stimulation (“TENS”) and neuromuscular electrical nerve stimulation (“NMES”) devices are increasingly being recognized as effective solutions for pain management and rehabilitation therapy, respectively. In addition, we believe that orthopedic surgeons are increasingly utilizing braces that assist in rehabilitation and bone growth stimulators that enable in-home treatment as viable alternatives to surgery. We design many of our orthopedic rehabilitation products for at-home use, which we believe positions us to benefit from the market shift toward these treatment alternatives.

•	Lower cost alternatives appeal to third party payors. With the cost of healthcare rising in the United States and internationally, third party payors are seeking more cost-effective therapies without reducing quality of care. For example, third party payors seek to reduce clinic visits and accommodate patients’ preference for therapies that can be conveniently administered at home. We believe that many of our orthopedic rehabilitation products offer cost-effective alternatives to surgery, pharmaceutical and other traditional forms of physical therapy and pain management.

•	Increased need for rehabilitation due to increased orthopedic surgical volume. The combination of increased prevalence of degenerative joint disease (such as osteoarthritis), an increased number of sports-related injuries, an aging population and improvements in orthopedic surgical technique (such as arthroscopy) has contributed to an increase in the number of orthopedic surgeries. We believe that orthopedic surgical volume will continue to increase, which should result in an increase in the need for our products.

Competitive Strengths

We believe that we have a number of competitive strengths that will enable us to further enhance our position in the markets we serve:

•	Leading market positions. We believe we have leading market positions for many of our products. We believe our orthopedic and physical therapy rehabilitation products marketed under the Aircast, DonJoy, ProCare, CMF, Empi, Chattanooga, DJO Surgical, Dr. Comfort, Compex, Bell-Horn and Exos brands have a reputation for quality, durability and reliability among healthcare professionals. We believe the strength of our brands and our focus on customer service have allowed us to establish market leading positions in the highly fragmented and growing orthopedic rehabilitation market.

•	Comprehensive range of orthopedic products. We offer a diverse range of medical devices for musculoskeletal health, vascular health and pain management, including rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. Our broad product offering meets many of the needs of healthcare professionals and patients and enables us to offer programs like MotionCare in which the clinician has available a suite of products to provide conservative care to patients. Our products are available across various stages of the patient’s continuum of care.

•	Extensive and diverse distribution network. We use multiple channels to distribute our products to our customers. We use dealers and distributors and a direct sales force of employed sales representatives and independent sales representatives to supply our products to orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. We believe that our distribution network provides us with a significant competitive advantage in selling our existing products and in introducing new products.

•	Strong relationships with managed care organizations and rehabilitation healthcare providers. Our leading market positions in many of our product lines and the breadth of our product offerings have enabled us to secure important preferred provider and managed care contracts. We have developed a proprietary third party billing system that is designed to reduce our reimbursement cycles, improve relationships with managed care organizations and physicians and track patients to improve quality of care and create subsequent selling opportunities. Further, our OfficeCare business maintains inventory at healthcare facilities, primarily orthopedic practices, which further strengthens our relationships with these healthcare providers.

•	National contracts with group purchasing organizations. We enjoy strong relationships with a number of group purchasing organizations due to our significant scale. We believe that our broad range of products is well suited to the goals of these buying groups. Under these national contracts, we provide favorable pricing to the buying group and are designated a preferred purchasing source for the members of the buying group for specified products. As we have made acquisitions and expanded our product range, we have been able to add incremental products to our national contracts.

•	Low cost, high quality manufacturing capabilities. We have a major manufacturing facility in Tijuana, Mexico that has been recognized for operational excellence. The Mexico facility and our other manufacturing facilities employ lean manufacturing, Six Sigma concepts and continuous improvement processes to drive manufacturing efficiencies and lower costs.

•	Ability to generate significant cash flow. Historically, our strong competitive position, brand awareness and high quality products and service as well as our low cost manufacturing have allowed us to generate attractive operating margins before non-cash amortization expense and certain non-recurring charges. These operating margins, together with limited capital expenditures and modest working capital requirements, significantly benefit our ability to generate cash flow.

•	Experienced management team. The members of our management team have an average of 26 years of relevant experience. This team has successfully integrated a number of acquisitions in the last several years.

Strategy

Our strategy is to increase our leading position in key products and markets through the initiatives described below and increase our revenues and profitability and enhance cash flow. Our key initiatives to implement this strategy include the following:

•	Increase our leading market positions. We believe we are the market leader in many of the markets in which we compete. We intend to continue to increase our market share through our MotionCare program of protocol selling to address common indications in patients, increasing our innovation gap over our competitors by developing new products and improving existing products, enhancing our customers’ experience by driving efficiency and automation, and focusing on talent and engagement in the Company’s workforce. We believe our size, scale, brand recognition, comprehensive and integrated product offerings, leading market positions and ability to deliver across the entire continuum of care will enable us to achieve greater than market growth in the orthopedic product industry.

•	Focus on protocol selling for common indications. Our products address the entire continuum of care for patients, from injury prevention and support to relieve pain through surgery, rehabilitation and physical therapy. In our MotionCare program, we offer clinicians an array of products for patients suffering from indications such as knee osteoarthritis or ACL instability to keep the patients active, relieve pain and recover from surgery or injury in a conservative care protocol. We plan to offer a similar array of products for other conservative care treatments, including a protocol for physical therapy at home and in clinics. We believe these programs will resonate with clinicians seeking effective, drug-free care and will resonate with Medicare and other payors seeking conservative care treatments that delay or avoid surgery and hospital stays.

•	Continue to develop and launch new products and product enhancements. We have a history of developing and introducing new products into the marketplace, and we intend to create an innovation gap over our competitors with future product launches by leveraging our internal research and development platforms. We believe our ability to develop new technology and to advance existing technology to create new products will position us to further diversify our revenues and to expand our target markets by providing viable alternatives to surgery or medication. We believe that product innovation through effective and focused research and development, as well as our relationships with widely recognized orthopedic surgeons and other professionals who assist us in product research, development and marketing, will provide a significant competitive advantage. During 2014, sales of new products, which include products that have been on the market less than three years, were $166 million.

•	Enhance the customer experience through efficiency and automation. We plan to make the customer experience in dealing with the Company, whether involving ordering products, receiving products and dispensing to patients or billing and payment, efficient and productive through programs designed to make our internal processes efficient and transparent and to make the customer side of transactions fast, simple and efficient. We have introduced an automated system that can be available to physicians, other healthcare professionals and clinics that removes paper from the transaction flow and provides electronic access to products, protocols, ordering and paying information and insurance billing and reimbursement information. We believe our existing and potential customers will find this automated system far more efficient and accurate than existing processes. We have introduced programs, ranging from lean principles to streamlined shipping, packaging and distribution processes, to drive efficiency and accuracy within our internal organization designed to enhance the customer experience in dealing with the Company. We believe these efforts will enable us to compete more effectively in a healthcare market that demands improved service and reduced cost.

•	Expand international sales. We have successfully established and expanded our direct sales and independent distribution capabilities in several major international markets. In particular, we have established significant businesses in Europe and have growing operations in Canada, Australia and South Africa. In the last two years, we have established direct sales operations in the emerging market countries of China and India, and we plan to continue to focus on penetrating these large markets. We believe that sales to these international markets represent a significant growth opportunity, and we intend to continue expanding our direct and independent distribution capabilities in attractive foreign markets.

Recent Developments and Related Transactions

Refinancing of our Existing Senior Secured Credit Facilities

Concurrently with the closing of the proposed financing transaction, we expect to refinance our existing senior secured credit facilities (our “Existing Senior Secured Credit Facilities”) and enter into (i) a new $150.0 million senior secured asset-based revolving credit facility maturing in June 2020 (the “New Asset-Based Revolving Credit Facility”), subject to customary borrowing conditions, with approximately $58.0 million anticipated to be drawn at closing and (ii) a new $1,005.0 million senior secured term loan facility maturing in June 2020 (the “New Senior Secured Term Loan Facility”, and, together with the New Asset-Based Revolving Credit Facility, the “New Senior Secured Credit Facilities”). The New Senior Secured Term Loan will also provide for a $20.0 million delayed draw which may be used for potential acquisitions and a $150.0 million incremental facility, subject to customary borrowing conditions. The New Asset-Based Revolving Credit Facility will be secured by a first priority security interest in personal property of DJO Finance LLC and each of the guarantors consisting of accounts receivable (including related contracts and contract rights, inventory, cash, deposit accounts and securities accounts), inventory, intercompany notes and intangible assets (other than intellectual property and investment property), instruments, chattel paper, documents and commercial tort claims to the extent arising out of the foregoing, and related books and records (subject to certain exceptions and qualifications) (collectively, the “ABL Collateral”) and a fourth priority security interest in the Term Loan Collateral (as defined below). The New Senior Secured Term Loan Facility will be secured by a first priority security interest in (x) certain tangible and intangible assets of DJO Finance LLC and those of each of the guarantors and (y) all the capital stock of, or other equity interests in, DJO Finance LLC and each of its and the guarantors’ material direct or indirect wholly owned restricted domestic subsidiaries and direct wholly owned first-tier restricted foreign subsidiaries (subject to certain exceptions and qualifications) (collectively, the “Term Loan Collateral” and, together with the ABL Collateral, the “Collateral”) and a second priority security interest in the ABL Collateral. The terms of the New Senior Secured Credit Facilities are not final and will be determined by market conditions and other factors at the time of entering into such facilities.

New Second Lien Notes

We intend to launch a capital markets debt offering of new second lien senior secured notes (the “New Second Lien Notes”) so that we will receive net proceeds that, together with the proceeds from our New Senior Secured Credit Facilities and cash on hand, are at least sufficient to fund the Notes Redemptions (as defined herein) and repay amounts outstanding under our Existing Senior Secured Credit Facilities, plus all related fees and expenses. We currently expect to issue $1,045.0 million of New Second Lien Notes. The terms of our New Second Lien Notes will be determined by market conditions and other factors at the time the offering occurs. No assurances can be given that we will in fact complete the offering of our New Second Lien Notes. This is not an offer to sell or the solicitation of an offer to purchase our New Second Lien Notes.

Redemption of Existing Senior Notes

On April 16, 2015, we notified the holders of our 8.75% Second Priority Senior Secured Notes due 2018 (the “8.75% Secured Notes”), our 9.875% Senior Notes due 2018 (the “9.875% Senior Notes”) and our 7.75% Senior Notes due 2018 (the “7.75% Senior Notes” and, together with the 8.75% Secured Notes and the 9.875% Senior Notes, the “Existing Senior Notes”) of our election to redeem on April 16, 2015 any and all 8.75% Secured Notes, 9.875% Senior Notes and 7.75% Senior Notes outstanding on such date (the “Notes Redemptions”), subject to the receipt of net proceeds from one or more debt financing transactions in an amount sufficient to pay the redemption price for such Existing Senior Notes. The 8.75% Secured Notes will be redeemable at 104.375% of the aggregate principal amount thereof plus accrued and unpaid interest, the 9.875% Senior Notes will be redeemable at 104.938% of the aggregate principal amount thereof plus accrued and unpaid interest and the 7.75% Senior Notes will be redeemable at 103.875% of the aggregate principal amount thereof plus accrued and unpaid interest. This does not constitute a notice of redemption of the 8.75% Secured Notes, the 9.875% Senior Notes or the 7.75% Senior Notes.

We intend to use the net proceeds from the offering of our New Second Lien Notes, together with borrowings under our New Senior Secured Credit Facilities and cash on hand, to fund the Notes Redemptions and repay amounts outstanding under our Existing Senior Secured Credit Facilities, plus related fees and expenses.

Minneapolis AUSA Investigation

On April 1, 2015, the Company became aware of an investigation headed by an Assistant U.S. Attorney (“AUSA”) in Minneapolis, Minnesota into the sales (from July 1, 2010 to the present) of TENS products by the Company’s subsidiary, Empi, Inc., for which government payors reimbursed the Company. The AUSA has not provided any further description of the investigation, nor has the Company received a subpoena or other official document relating to the investigation.

Results of Operations for the Three Months Ended March 28, 2015

The data presented below reflects our preliminary financial results based upon information available to us as of the date of this Offering Circular, is not a comprehensive statement of our financial results for the three months or twelve months ended March 28, 2015 and has not been audited or reviewed by our independent registered public accounting firm. Our actual results may differ materially from this preliminary data. During the course of the preparation of our financial statements and related notes, additional adjustments to the preliminary financial information presented below may be identified. Any such adjustments may be material.

•	Estimated net sales were $280.1 million, a decrease of 0.9% as compared to $282.7 million for the quarter ended March 29, 2014. Excluding the impact of currency, estimated net sales were $292.1 million, an increase of 3.3% compared to the quarter ended March 29, 2014. The estimated increase in net sales was primarily due to new account acquisition in our OfficeCare channel in the Bracing and Vascular segment and continued growth in the Surgical Implant segment.

•	Estimated operating income was $20.1 million compared to $10.2 million for the quarter ended March 29, 2014. The estimated increase in operating income was primarily due to higher gross profit and lower non-recurring restructuring charges.

•	Estimated net loss attributable to DJO Finance LLC was $35.5 million, a decrease of 2.7% as compared to $36.5 million for the quarter ended March 29, 2014.

•	Estimated Adjusted EBITDA was $59.0 million, or 21.1% of revenue compared to $59.7 million, or 21.1% of revenue for the quarter ended March 29, 2014. Excluding the impact of currency, estimated Adjusted EBITDA grew 4.0% compared to the prior year first quarter.

•	As of March 28, 2015, our primary sources of liquidity consisted of cash and cash equivalents totaling $35.7 million and our Existing Senior Secured Revolving Credit Facility, of which $85.5 million was available. The outstanding balance under our Existing Senior Secured Revolving Credit Facility was $14.0 million as of March 28 2015. Subsequent to March 28, 2015 and prior to the consummation of the Exchange Offer, we expect to borrow approximately $48 million under our Existing Senior Secured Revolving Credit Facility to fund interest payments due under certain of our other outstanding indebtedness. This higher level of borrowing is consistent with the seasonal requirements of our business and is expected to be paid down over the course of the second and third quarters with cash from operating activities.

The following table sets forth our unaudited estimated net sales, operating income, net loss attributable to DJO Finance LLC and Adjusted EBITDA (including a reconciliation of Adjusted EBITDA to the comparable U.S. GAAP measure of net loss attributable to DJO Finance LLC) for the quarter ended March 28, 2015 and the twelve months ended March 28, 2015. For a further description of Adjusted EBITDA, see the section entitled “Summary—Summary of Historical Consolidated Financial Data” included in this Offering Circular.

	Three Months Ended,		Twelve Months Ended,
(In thousands)	March 28, 2015 (Estimated)	March 29, 2014	March 28, 2015 (Estimated)
	(Unaudited)		(Unaudited)
Net sales	$280,101	$282,744	$1,226,523
Operating income	$20,077	$10,202	$113,626
Net loss attributable to DJO Finance LLC	$(35,526)	$(36,522)	$(89,538)
Adjusted EBITDA	$58,974	$59,656	$281,574

The following table provides reconciliation between net loss and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
(In thousands)	March 28, 2015 (Estimated)	March 29, 2014	March 28, 2015 (Estimated)
	(Unaudited)		(Unaudited)
Net loss attributable to DJO Finance LLC	$(35,526)	$(36,522)	$(89,538)
Interest expense, net	42,821	43,671	173,441
Income tax provision	8,330	2,624	18,596
Depreciation and amortization	30,466	32,018	127,258
Non-cash charges (a)	675	199	334
Non-recurring and integration charges	5,929	15,418	33,069
Other adjustment items (b)	6,279	2,248	18,414

Adjusted EBITDA	$58,974	$59,656	$281,574

(a)	Non-cash charges are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	March 28, 2015 (Estimated)	March 29, 2014	March 28, 2015 (Estimated)
	(Unaudited)		(Unaudited)
Stock compensation expense	$613	$444	$2,038
Gain on disposal of fixed assets and assets held for sale, net	(225)	(452)	(534)
Purchase accounting adjustments	287	207	(1,170)

Total non-cash charges	$675	$199	$334

(b)	Other adjustment items are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	March 28, 2015 (Estimated)	March 29, 2014	March 28, 2015 (Estimated)
	(Unaudited)		(Unaudited)
Blackstone monitoring fee	$1,750	$1,750	$7,000
Noncontrolling interests	301	349	924
Loss on modification and extinguishment of debt			938
Other	4,228	149	9,552

Total other adjustment items	$6,279	$2,248	$18,414